UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

ARRAY TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Array Technologies, Inc.

3901 Midway Place NE

Albuquerque, NM 87109

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

The 2021 Annual Meeting of Stockholders of Array Technologies, Inc. (the “Company” or “Array”) will be held on June 7, 2021, at 10:00 a.m. Pacific Daylight Time, in a virtual meeting format (the “Annual Meeting”) at www.meetingcenter.io/212046685 for the purpose of considering the following company-sponsored proposals:

1. To elect Troy Alstead and Orlando D. Ashford as Class I directors, each for a three-year term.

2. To ratify the selection of BDO USA, LLP (“BDO”) as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021.

We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “for” each of the nominees for Class I director (proposal no. 1) and “for” ratification of the proposed independent register ed public accounting firm (proposal no. 2).

Each outstanding share of the Company’s common stock (Nasdaq: ARRY) entitles the holder of record at the close of business on April 15, 2021, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our directors, employees and stockholders, our annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/212046685. The password for the meeting, if requested, is ARRY2021. You will also be able to vote your shares electronically at the meeting. Details regarding how to attend the meeting online are more fully described in the Important Notice Regarding the Availability of Proxy Materials and proxy statement.

Whether or not you expect to attend the meeting, we urge you to vote your shares by following the instructions in the Important Notice Regarding the Availability of Proxy Materials that you received by mail and submit your proxy by Internet, by telephone or by signing, dating and returning the proxy card included in these materials in order to ensure the presence of a quorum. If you choose to virtually attend the Annual Meeting, you may still vote your shares in real time, even if you have previously voted or returned your proxy by any of the methods described in our proxy statement. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions.

All stockholders are extended a cordial invitation to attend the meeting.

By Order of the Board of Directors

/s/ Jim Fusaro
Jim Fusaro
Chief Executive Officer and Director April 26, 2021

Array Technologies, Inc.

3901 Midway Place NE

Albuquerque, NM 87109

PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Monday, June 7, 2021 at 10:00 a.m. Pacific Daylight Time

This proxy statement, along with the accompanying Notice of 2021 Annual Meeting of Stockholders, contains information about the 2021 Annual Meeting of Stockholders of Array Technologies, Inc., which we refer to as the Annual Meeting, including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting in a virtual meeting format at 10:00 a.m. Pacific Daylight Time, at www.meetingcenter.io/212046685. The password for the meeting, if requested, is ARRY2021.

In this proxy statement, we refer to Array Technologies, Inc. as “Array,” the “Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

On or about the date hereof, we are making available this proxy statement and the attached Notice of 2021 Annual Meeting of Stockholders to all stockholders entitled to vote at the Annual Meeting, and we are mailing the proxy card and the Important Notice Regarding the Availability of Proxy Materials (the “Notice of Proxy Materials”) to all stockholders entitled to vote at the Annual Meeting. Although not part of this proxy statement, we have also made available with this proxy statement our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), which includes our financial statements for the fiscal year ended December 31, 2020.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 7, 2021

This proxy statement and our Annual Report are available for viewing, printing and downloading at www.investorvote.com/ARRY. To view these materials, please have your 15-digit control number(s) available that appears on your proxy card.

Additionally, you can find a copy of our Annual Report on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Financial Information” tab of the “Investors” section of our website at www.arraytechinc.com. You may also obtain a printed copy of our Annual Report, free of charge, by sending a written request to: Array Technologies, Inc., 3901 Midway Place NE, Albuquerque, NM 87109, Attention: Secretary. Exhibits, if any, will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company soliciting my proxy?

The Board of Directors of Array Technologies, Inc. is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders to be held at 10:00 a.m. Pacific Daylight Time on June 7, 2021, in a virtual meeting format at www.meetingcenter.io/212046685 and any adjournments of the meeting, which we refer to as the Annual Meeting. The password for the meeting, if requested, is ARRY2021. The proxy statement along with the accompanying Notice of 2021 Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of 2021 Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 because you owned shares of Array Technologies, Inc. common stock on the record date.

When were this proxy statement and the accompanying materials sent to stockholders?

On or about the date hereof, we are mailing the Notice of Proxy Materials to all stockholders entitled to vote at the Annual Meeting.

When is the record date for the Annual Meeting?

The Company’s Board of Directors has fixed the record date for the Annual Meeting as of the close of business on April 15, 2021. Only stockholders who owned our common stock at the close of business on April 15, 2021 are entitled to vote at the Annual Meeting.

Why a virtual meeting?

In light of the public health concerns related to the ongoing COVID-19 pandemic and after careful consideration, our Board has determined to hold a virtual meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location and at no cost.

How many votes can be cast by all stockholders?

A total of 126,994,467 shares of common stock of the Company were outstanding on April 15, 2021 and are entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How can I attend the Annual Meeting with the ability to ask a question and/or vote?

To participate in the Annual Meeting, stockholders as of the record date, or their duly appointed proxies, will need to follow the instructions on their Notice, proxy card, or on the instructions that accompanied their proxy materials. We encourage you to access the meeting 10 minutes before the start time of 10:00 a.m., Pacific Time, on June 7, 2021. Please allow ample time for online check-in, which will begin at 9:30 a.m., Pacific Time, on June 7, 2021. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log in page.

We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions during the meeting by visiting www.meetingcenter.io/212046685. The password for the meeting, if requested, is ARRY2021. We will try to answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to edit inappropriate language or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•

By Internet. You may vote by proxy via the Internet prior to the meeting at www.investorvote.com/ARRY or during the meeting by visiting www.meetingcenter.io/212046685 and following the instructions provided on the Notice of Proxy Materials or the proxy card.

•

By Telephone. If you live in the United States or Canada, you may vote by proxy by calling toll-free 1-800-652-VOTE (8683) and by following the instructions provided on the proxy card. You must have the 15-digit control number that is on either the Notice of Proxy Materials or the proxy card when voting.

•

By Mail. Complete and mail your proxy card in the postage prepaid envelope you receive, and return the proxy card to Computershare, P.O. Box 505008, Louisville KY 40233-9814. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors and according to the discretion of the proxy holder named in the proxy card upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof.

•

At the Virtual Meeting. The meeting will be held entirely online. To participate in the meeting, you will need the 15-digit control number included in your Notice of Proxy Materials or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 10:00 a.m. Pacific Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:30 a.m. Pacific Daylight Time, and you should allow ample time for the check-in procedures.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.

•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

What if I have trouble accessing the Annual Meeting virtually?

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416 (U.S. & Canada) or +1-781-575-2748 (outside U.S. or Canada).

What are the Board’s recommendations on how to vote my shares?

Our Board of Directors recommends a vote:

Proposal 1: FOR election of Troy Alstead and Orlando D. Ashford as Class I directors.

Proposal 2: FOR ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Who pays the cost for soliciting proxies?

Array will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. This cost also includes support for the hosting of the virtual Annual Meeting. Array may solicit proxies by mail, personal interview, telephone or via the Internet through its officers, directors and other management employees, who will receive no additional compensation for their services.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending and voting live at the virtual meeting. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, virtually online or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, withheld votes and “broker non-votes” (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

What vote is required to approve each item?

Proposal 1: Elect Directors	Elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors, and the director nominees who receive the greatest number of votes at the Annual Meeting (up to the total number of directors to be elected) will be elected. With respect to each nominee, stockholders have the option to vote “FOR” or “WITHOLD.” Abstentions and withheld votes, if any, will not affect the outcome of the vote on this proposal. Proposal 1 is a non-routine matter. Therefore, brokerage firms do not have authority to vote customer’s unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a customer will be treated as a “broker non-vote.” Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of our Independent Registered Public Accounting Firm	For the ratification of the selection of our independent registered public accounting firm for our 2021 fiscal year, the votes cast FOR must exceed the votes cast AGAINST. Only FOR and AGAINST votes will affect the outcome. Abstentions will have no effect on the results of this vote. Proposal 2 is a routine matter. Therefore, brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, the Audit Committee of the Board of Directors will reconsider its selection.

If there are insufficient votes to approve these proposals, your proxy may be voted by the persons named in the proxy card to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal(s). If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the meeting log-in page.

Who should I call if I have any additional questions?

If you hold your shares directly, please call the Secretary of the Company at (505) 881-7567. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view future proxy materials and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save us the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2021 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the Summary Compensation Table below), and all directors and executive officers as a group.

Shares of common stock subject to options, restricted stock units or other rights to purchase which are now exercisable or are exercisable within 60 days after March 31, 2021 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of March 31, 2021, there were shares of common stock outstanding. Unless otherwise indicated, the address for each beneficial owner is c/o Array Technologies, Inc., 3901 Midway Place NE, Albuquerque, NM 87109.

Name and address of beneficial owner	Number of shares beneficially owned (1)	Percentage of shares beneficially owned
5% or greater stockholders:
FMR LLC and affiliates (2)	19,016,203	14.97
The Vanguard Group (3)	6,443,345	5.07
T. Rowe Price Associates, Inc. (4)	17,488,800	13.77

Directors and named executive officers:
Jim Fusaro	182,772	*
Jeffrey Krantz	71,281	*
Charlotte MacVane	77,221	*
Nipul Patel (5)	37,068	*
Troy Alstead	—	*
Orlando D. Ashford	—	*
Frank Cannova	—	—
Ron Corio	—	—
Brad Forth	60,924	*
Peter Jonna	—	—
Jason Lee	—	—
All executive officers and directors as a group (11 individuals)	429,266	*

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)

For listed executive officers and directors, represents any shares of our common stock beneficially held by them and any restricted stock units granted to them, but excluding any performance stock units granted to them.

(2)

This information is based solely on a Schedule 13G/A filed jointly by FMR LLC (“FMR”) and Abigail P. Johnson on February 8, 2021. According to this Schedule 13G/A, Ms. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. FMR exercises sole voting authority over 3,988,261 shares of our common stock, and FMR and Ms. Johnson each exercise sole dispositive authority over 16,016,203 shares of our common stock. The address of FMR and Ms. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(3)

This information is based solely on a Schedule 13G filed by The Vanguard Group (“Vanguard”) on February 10, 2021, reporting ownership as of December 31, 2020. According to this Schedule 13G, Vanguard exercises shared voting power over 26,876 shares of our common stock, sole dispositive power over 6,390,022 shares of our common stock and shared dispositive power over 53,323 shares of our common stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

This information is based solely on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“T. Rowe”) on January 11, 2021, reporting ownership as of December 31, 2020. According to this Schedule 13G, T. Rowe exercises sole voting power over 5,143,871 shares of our common stock and sole dispositive power over 17,488,800 shares of our common stock. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)	Nipul Patel is our Chief Financial Officer and not a named executive officer.

MANAGEMENT AND CORPORATE GOVERNANCE

BOARD COMPOSITION AND STRUCTURE

Our certificate of incorporation states that the Board of Directors shall be fixed by a resolution of the Board of Directors. Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation, retirement, disqualification or removal. Our certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. Any vacancy in the Board of Directors, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office.

Our certificate of incorporation provides that the Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors identified below serves in the class indicated. Subject to any earlier resignation or removal in accordance with the terms of our restated certificate of incorporation and bylaws, our Class I directors who are re-elected at the 2021 annual meeting of stockholders will serve until the 2023 annual meeting of stockholders; our Class II directors will serve until the 2022 annual meeting of stockholders; and our Class III directors will serve until the 2023 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be apportioned by the Board among the three classes.

The Board of Directors is currently comprised of eight members. Below is a list of the names, ages as of March 31, 2021 and classification of the individuals who currently serve as our directors.

Name	Age	Position
Troy Alstead	58	Director (Class I)
Orlando D. Ashford	52	Director (Class I)
Frank Cannova	30	Director (Class II)
Ron P. Corio	59	Director (Class II)
Peter Jonna	35	Director (Class II)
Brad Forth	56	Director (Class III); Chairman
Jim Fusaro	58	Director (Class III); Chief Executive Officer
Jason Lee	45	Director (Class III)

DIRECTOR BIOGRAPHIES

Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that led to the Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director.

CLASS I DIRECTOR NOMINEES

Troy Alstead is the founder of Ocean5 and Table 47, concepts opened in 2017 for dining, entertainment and events. In February 2016, Mr. Alstead retired from Starbucks Corporation, an American coffee company and coffeehouse chain, after 24 years with the company, having most recently served as Chief Operating Officer. Mr. Alstead served as Chief Operating Officer beginning in 2014. From 2008 to 2014, Mr. Alstead served as that company’s Chief Financial Officer and Chief Administrative Officer. Additionally, Mr. Alstead served as Group President from 2013 until his promotion to Chief Operating Officer. Mr. Alstead joined Starbucks in 1992 and over the years served in a number of operational, general management, and finance roles. Mr. Alstead spent a decade in Starbucks’ international business, including roles as Senior Leader of Starbucks International, President Europe/Middle East/Africa headquartered in Amsterdam, and Chief Operating Officer of Starbucks Greater China, headquartered in Shanghai. Mr. Alstead is also a member of the board of directors of Levi Strauss & Co. and Harley-Davidson, Inc., OYO Global, and Topgolf International. Mr. Alstead earned a B.A. in business administration from the University of Washington. Mr. Alstead was nominated to serve on our board of directors because of his expertise in the areas of finance and operations.

Orlando D. Ashford served as the President at Holland America Line Inc. at Carnival plc from December 2014 until June 2020. Mr. Ashford oversaw Holland America Line’s sales and marketing, revenue management deployment and itinerary planning, public relations, hotel operations and strategy. Between 2012 and 2014, Mr. Ashford was the President of the Talent business segment at Mercer LLC and Mercer Inc., a global consulting leader and subsidiary of Marsh & McLennan Companies. From 2008 to 2012, Mr. Ashford was the Senior Vice President, Chief Human Resources and Communications Officer for Marsh & McLennan Companies, Inc. Prior to joining Marsh & McLennan Companies, Inc. in 2008, Mr. Ashford served as Group Director of Human Resources for Eurasia and Africa for the Coca-Cola Company and as Vice President of Global Human Resources Strategy and Organizational Development for Motorola, Inc. Mr. Ashford has also held leadership positions with Mercer Delta Consulting, Ameritech and Andersen Consulting. Mr. Ashford serves on the board of directors for ITT Inc., Hershey Entertainment & Resorts Company, the Virginia Mason Medical Center, the Seattle chapter of the Positive Coaching Alliance and Year Up. Mr. Ashford has been honored as a Purdue University School of Technology Distinguished Alumnus and received the Seattle Business Magazine 2019 Executive Excellence Award. Mr. Ashford earned a Bachelor of Science degree and Master of Science degree in Organizational Leadership and Industrial Technology from Purdue University. Mr. Ashford was nominated to serve on our board of directors because of his extensive experience serving on public company boards and his expertise in addressing talent, culture and human capital issues at the executive level.

CURRENT DIRECTORS NOT STANDING FOR ELECTION AT THE ANNUAL MEETING

Frank Cannova is a vice president at Oaktree, where he is responsible for sourcing, executing and overseeing investments in leading companies in the energy, utility and industrials sectors for the Power Opportunities investment strategy at Oaktree. Mr. Cannova currently serves on the boards of Array Technologies, Renewable Energy Infrastructure Group, and Shoals Technologies Group Inc., a privately held manufacturing company. Mr. Cannova previously served on the board of directors of Contract Land Staff. Prior to joining Oaktree in 2015, Mr. Cannova was an associate in the private equity group of Sun Capital Partners, responsible for evaluating investments across the consumer, business services and industrial sectors. Mr. Cannova began his career as an investment banking analyst with Imperial Capital providing M&A and leveraged finance advisory services. Mr. Cannova received a B.S. degree in chemical engineering from University of California, Los Angeles. Mr. Cannova was nominated to serve on our board of directors because of his expertise in the areas of finance and energy.

Ron P. Corio founded Array Technologies in 1989. Mr. Corio served as Chief Executive Officer and Chief Technical Officer of the Company from January 1989 to June 2018. Mr. Corio is also the inventor of 13 patents. Mr. Corio was nominated to serve on our board of directors because of his extensive solar energy experience, technical expertise and long history with the Company.

Brad Forth has been a senior advisor to Oaktree’s GFI Energy Group since 2016. Mr. Forth helps the team anticipate growth opportunities in the power, utility and energy sectors, and invest its capital in leading companies, helping management teams to accelerate the growth of their businesses. Mr. Forth has spent his entire career in the energy industry. Mr. Forth began his career as a design engineer at Power Measurement, Inc. in 1988, where he was responsible for pioneering research in the field of digital power metering and energy management systems. Mr. Forth remained at Power Measurement in various capacities for 18 years, the last nine as its Chief Executive Officer from 1999 to 2005. In 2006, Mr. Forth joined GFI Energy Group as a partner until 2009. Mr. Forth was a Managing Director at Oaktree from 2009 to 2016. Mr. Forth was a former board member of Xantrex Technology, The Kirlin Group and OpTerra Energy Group, and a former board chair of GT Solar Incorporated, Turbine Generator Maintenance, Cannon Technologies, GoodCents and TenK Solar. Since June 2017, Mr. Forth has been a board member of Shoals Technologies Group Inc., a privately held manufacturing company. Mr. Forth received a Bachelor of Electrical Engineering degree from the University of Victoria in Canada. Mr. Forth was winner of the 2002 Ernst and Young award for “Pacific Entrepreneur of the Year—Technology and Communications” and has been a member of Young Presidents’ Organization since 1998. Mr. Forth was nominated to serve as the chairman of our board of directors because of his expertise in the energy industry.

Jim Fusaro has been our Chief Executive Officer since June 2018. Mr. Fusaro first began his career in aerospace in 1985. Prior to joining the Company, Mr. Fusaro served as a senior executive for multinational corporations including, Amkor Technology, Honeywell Aerospace, and Honeywell Performance Materials and Technologies, and Avnet. Prior to joining the Company, Mr. Fusaro served as Senior Vice President, IoT and Global Design Solutions of Avnet between June 2017 and June 2018. From June 2011 and June 2016, Mr. Fusaro held a number of leadership positions at Honeywell Aerospace, including Vice President & General Manager of Mechanical Subsystems and Vice President of Honeywell Operating System. From June 2016 and June 2017, Mr. Fusaro served as President of Honeywell Performance Materials, Advanced Materials. Mr. Fusaro holds a Master of Science in Mechanical Engineering from Rensselaer Polytechnic Institute and a Bachelor of Science in

Mechanical Engineering from Arizona State University, additionally he is a certified Six Sigma Black Belt. Mr. Fusaro has authored over 60 technical publications and holds a number of U.S. Patents. Mr. Fusaro was nominated to serve on our board of directors because of his extensive senior leadership experience and comprehensive knowledge of our business and perspective of our day-to-day operations.

Peter Jonna has worked in Oaktree’s GFI Energy Group since 2013, where he is responsible for sourcing, executing and overseeing investments in leading companies in the energy, utility and industrials sectors. Mr. Jonna has been a managing director at Oaktree since January 2020. Mr. Jonna’s prior positions include serving as a senior vice president from July 2017 to January 2020 and as a Vice President from July 2015 to July 2017. Mr. Jonna presently serves on the boards of directors of: Building Infrastructure Solutions Group, a privately held building services company; Shoals Technologies Group Inc., a privately held manufacturing company; Renewable Energy Infrastructure Group, a privately held renewable energy services company; Montrose Environmental Group, Inc., a publicly held environmental services company; and Infrastructure & Energy Alternatives, Inc., a publicly held infrastructure construction company. Mr. Jonna previously served on the board of directors of Sterling Lumber Company. Prior to joining Oaktree, Mr. Jonna was an investment analyst in the Americas investment team of the UBS Infrastructure Asset Management strategy, investing directly in energy, power and transportation infrastructure assets. Mr. Jonna began his career as a project development engineer in Skanska’s Large Projects Group which focused on developing and constructing public private partnerships and infrastructure development projects. Mr. Jonna earned an M.S. in civil engineering from Stanford University and a B.S. in civil engineering from University of California, Los Angeles. Mr. Jonna was nominated to serve on our board of directors because of his expertise in the energy, utility and industrials sectors.

Jason Lee is a managing director and co-portfolio manager at Oaktree where he is responsible for managing the Power Opportunities investment strategy, focused on private equity investments in leading companies serving the energy and utility sectors. Mr. Lee is responsible for the overall management of the group and its investing activities, including setting investment strategy, sourcing and executing investment opportunities and board oversight of the group’s portfolio companies. Mr. Lee has worked at Oaktree since 2009. Mr. Lee currently serves on the boards of NAPEC and Shoals Technologies Group Inc., a privately held manufacturing company. Prior to Oaktree, Mr. Lee worked for a number of years as an executive in the operational management of several companies, some of which he co-founded, and has advised a number of companies and government organizations in the areas of entrepreneurial strategy, investments and finance. Mr. Lee began his career at J.P. Morgan’s technology, media and telecom investment banking practice. Mr. Lee received his B.S. degree from the University of California, Berkeley and an M.B.A. from the UCLA Anderson School of Management where he serves as a member of the finance faculty and teaches courses on corporate finance, entrepreneurship and private equity. Mr. Lee was nominated to serve on our board of directors because of his expertise in the areas of finance and energy.

Director Independence

The composition of our Board currently meets the requirements for independence under current rules and regulations, including Nasdaq’s phase-in schedule for a company ceasing to be a controlled company.

Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, the Board of Directors has determined that each of Messrs. Alstead and Ashford is “independent” as that term is defined under the Nasdaq Rules. In making such determination, the Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances deemed relevant in determining their independence.

Board Meetings and Attendance

The Board of Directors held one meeting, and the Audit Committee held one meeting during the year ended December 31, 2020. Each of the directors attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the year ended December 31, 2020 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee and excluding any meetings in which a director was an interested party).

The non-employee directors met in executive session during each of the regularly scheduled Board of Directors meetings during the year ended December 31, 2020.

The Board of Directors has adopted a policy requiring that members of the Board of Directors make every effort to attend our annual stockholder meetings.

Board of Directors Leadership Structure

Our current Board of Directors leadership structure separates the positions of Chief Executive Officer and Chairman of the Board of Directors, although we do not have a corporate policy requiring that structure. The Board of Directors believes that this separation is appropriate for the organization at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives. Our Chief Executive Officer, who is also a member of our Board of Directors, is primarily responsible for our operations and strategic direction, while our Board Chair is primarily focused on matters pertaining to corporate governance, including management oversight, and strategic guidance. While the Board of Directors believes that this is the most appropriate structure at this time, the Nominating and Corporate Governance Committee evaluates the Board of Directors leadership structure from time to time and may recommend alterations of this structure in the future.

The Board of Directors’ Role in Risk Oversight

The Board of Directors plays an important role in risk oversight at Array through direct decision-making authority with respect to significant matters, as well as through the oversight of management by the Board of Directors and its committees. In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports by the Board of Directors and its committees on topics relating to the risks that Array faces, (2) the required approval by the Board of Directors (or a committee of the Board of Directors) of significant transactions and other decisions, (3) the direct oversight of specific areas of Array’s business by the Audit, Compensation and Nominating and Corporate Governance Committees, and (4) regular periodic reports from the auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting Array to the attention of the Board of Directors.

Pursuant to the Audit Committee’s charter, the Audit Committee is responsible for reviewing and discussing with management and Array’s independent registered public accounting firm, Array’s system of internal controls, its critical accounting practices, and policies relating to risk assessment and management. As part of this process, the Audit Committee discusses Array’s major financial risk exposures and steps that management has taken to monitor and control such exposure. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding accounting, internal accounting controls, auditing and compliance matters.

Because of the role of the Board of Directors and the Audit Committee in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Array’s operations. The Board of Directors acknowledges that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to the Company’s operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

BOARD COMMITTEES

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees is described more fully below. Each committee operates pursuant to a written charter and reviews and assesses the adequacy of its charter periodically and submits its charter to the Board of Directors for approval. The charters for each committee are all available on our website (www.arraytechinc.com) under the “Investors—Corporate Governance” section.

The following table describes which directors currently serve on each of the committees.

Name	Nominating and Corporate Governance Committee		Compensation Committee		Audit Committee
Troy Alstead (1)	X		X		X	(2)
Orlando D. Ashford (1)	X		X	(2)	X
Frank Cannova
Ron Corio
Brad Forth	X	(2)	X
Peter Jonna
Jason Lee					X

(1)	Nominated for re-election at the 2021 annual meeting of stockholders. See Proposal 1.
(2)	Chair of the committee.

Audit Committee

Our Audit Committee is composed of Troy Alstead, Orlando D. Ashford and Jason Lee, with Mr. Alstead serving as Chair of the committee. Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Nasdaq rules require us to have one independent audit committee member upon the listing of our common stock on Nasdaq, a majority of independent directors within 90 days of the date of listing and all independent audit committee members within one year of the date of listing. We intend to comply with the independence requirements within the time periods specified. The composition of our Audit Committee currently meets the requirements for independence under current rules and regulations of the SEC and Nasdaq, including Nasdaq’s phase-in schedule for a company ceasing to be a controlled company. Our board of directors has determined that Troy Alstead is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules and regulations.

The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm its independence from us; (3) reviewing with our independent registered public accounting firm the matters required to be reviewed by applicable auditing requirements; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our internal controls, disclosure controls and procedures and compliance with legal and regulatory requirements; and (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, auditing and federal securities law matters.

During the year ended December 31, 2020, the Audit Committee met              times. The report of the Audit Committee is included in this proxy statement under “Audit Committee Report.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Brad Forth, Orlando D. Ashford and Troy Alstead, with Mr. Forth serving as Chair of the committee. The composition of our Nominating and Corporate Governance Committee meets the requirements for independence under current rules and regulations of the SEC and Nasdaq, including Nasdaq’s phase-in schedule for a company ceasing to be a controlled company.

The Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors; (2) overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently; (3) developing and recommending to our board of directors a set of corporate governance guidelines and principles; and (4) reviewing and approving related person transactions

In considering whether to recommend any particular candidate for inclusion in our Board of Directors’ slate of recommended director nominees, our Nominating and Corporate Governance Committee takes into account each candidate’s ability, judgment and experience and the overall diversity and composition of our Board of Directors. We also value experience on other public company boards of directors and board committees.

The biography for each of the director nominees included herein indicate each nominee’s experience, qualifications, attributes and skills that led our nominating and corporate governance committee and our Board of Directors to conclude each such director should continue to serve as a director of our Company. Our Nominating and Corporate Governance Committee and our Board of Directors believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our Board of Directors as a whole.

During the year ended December 31, 2020, the Nominating and Corporate Governance Committee met              times.

Compensation Committee

Our Compensation Committee is composed of Orlando D. Ashford, Brad Forth and Troy Alstead, with Mr. Ashford serving as Chair of the committee. The composition of our Compensation Committee currently meets the requirements for independence under current rules and regulations of the SEC and Nasdaq, including Nasdaq’s phase-in schedule for a company ceasing to be a controlled company. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

The Compensation Committee is responsible for, among other matters: (1) reviewing officer and executive compensation goals, policies, plans and programs; (2) reviewing and approving or recommending to our board of directors or the independent directors, as applicable, the compensation of our directors, Chief Executive Officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our officers and other key executives; and (4) appointing and overseeing any compensation consultants..

During the year ended December 31, 2020, the Compensation Committee met times.

Compensation Consultant

The Compensation Committee has engaged Pay Governance, as its independent compensation consultant. Pay Governance provides analysis and recommendations to the Compensation Committee regarding:

•	trends and emerging topics with respect to executive compensation;

•	peer group selection for executive compensation benchmarking;

•	compensation practices of our peer group;

•	compensation programs for our executive officers, directors and employees; and

•	stock utilization and related metrics.

When requested, Pay Governance consultants attend meetings of the Compensation Committee, including executive sessions in which executive compensation related matters are discussed without the presence of management. Pay Governance reports to the Compensation Committee and not to management, although Pay Governance meets with management for purposes of gathering information for its analyses and recommendations.

In determining to engage Pay Governance, the Compensation Committee considered the relevant independence factors under the Nasdaq listing standards.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time during the prior fiscal year been one of our executive officers or employees. One member of the Compensation Committee, Brad Forth, previously served as our Chief Executive Officer. Mr. Forth left that role in 2018. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

We adopted, effective upon the consummation of our initial public offering (“IPO”), a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of the code is available on our website.

EXECUTIVE OFFICERS

Below is a list of the names, ages as of March 31, 2021 and positions, and a brief account of the business experience of the individuals who serve as our executive officers.

Name	Age	Position(s) Held
Jim Fusaro	58	Chief Executive Officer, Director
Nipul Patel	50	Chief Financial Officer
Jeff Krantz	52	Chief Commercial Officer
Charlotte MacVane	38	General Counsel & Chief Legal Officer
Stuart Bolland	49	Chief Operations Officer
Jennifer Cheraso	53	Chief Human Resources Officer
Lucas Creasy	40	Chief Technology Officer

EXECUTIVE OFFICER BIOGRAPHIES

Jim Fusaro’s biography is included under “Director Biographies” above.

Nipul Patel joined the Company as Chief Financial Officer in April 2019. Prior to joining the Company, Mr. Patel served as Vice President Global Finance—Financial Planning and Analysis of Avnet between 2013 and 2018, as Director of Finance, Marketing and Product Management of Honeywell International between 2007 and 2013, and as Vice President Finance, FP&A and Solutions of Benchmark Electronics between 2018 and 2019. Mr. Patel is a Certified Public Accountant, holds a Bachelor of Science degree in accountancy from Miami University, and earned an MBA from Case Western Reserve University.

Jeff Krantz joined the Company in January 2017 and has been our Chief Commercial Officer since June 2019. Mr. Krantz is responsible for building and scaling Array’s sales/marketing and service initiatives. Prior to joining the Company, Mr. Krantz was Vice President of Sales for SMA North America from 2012 to 2017, a global market leader in solar inverters. Prior to that position, Mr. Krantz served as Vice President of Semiconductor and Solar Business for Pfeiffer Vacuum/Alcatel Vacuum Products between 2005 to 2012. Mr. Krantz’s prior experience also includes sales management positions at a variety of enterprises over the past 20 years, including 11 years in the power generation industry. Mr. Krantz has a Bachelor’s degree in Arts and in Business Management from Concordia University of Austin.

Charlotte MacVane has been our General Counsel since July 2017 and Chief Legal Officer since June 2019. Prior to joining the Company, Ms. MacVane served as General Counsel and Associate General Counsel for companies in the energy, software and semiconductor industries, including Energy Solutions International between 2012 and 2015 and Emerson Process Management between 2015 to 2017. Prior to these roles, Ms. MacVane served as General Counsel for Capital Asset Exchange & Trading, LLC between 2010 and 2012. Ms. MacVane received her undergraduate degree from Occidental College and her JD from Boston University. Ms. MacVane is also on the Board of the Association of Women Attorneys, Houston.

Stuart Bolland has been our Chief Operations Officer since September 2018. Mr. Bolland is responsible for Array’s global integrated supply chain which includes, procurement, manufacturing, logistics, planning and quality. Prior to joining the Company, Mr. Bolland served as Senior Director of Procurement and Asset Management for Honeywell’s Advanced Materials business between April 2015 and August 2018. Between April 2014 and April 2015, Mr. Bolland served as Strategic Sourcing Director of Honeywell’s Fluorine Products business. Prior to that, Mr. Bolland held several cross-functional roles at Hemlock Semiconductor and Dow Corning (now Dow Chemical), including Six Sigma Blackbelt, Economic Evaluator and Technology Manager, and as a Business Director between 2012 and 2014. Mr. Bolland earned a Bachelor of Science degree in Chemical Engineering at the University of Bath (U.K.).

Jennifer Cheraso has been our Chief Human Resources Officer since February 2019. Ms. Cheraso is responsible for Array’s Human Resources department. Ms. Cheraso has over 20 years of human resources experience and has held a variety of human resources leadership positions within our Company. Prior to joining the Company, Ms. Cheraso was the founder of JKC Consulting, LLC, between 2018 and February 2019, which provided a wide array of professional services focused on improving organizational performance and engagement. Ms. Cheraso held a number of leadership positions in Honeywell, serving as Vice President, Staffing and Talent Management at Honeywell’s Home & Buildings Technologies between 2015 and 2017. Between 2013 and 2014, Ms. Cheraso was Senior Director—Organizational Development and Learning of

Honeywell Aerospace. Ms. Cheraso earned her Bachelor’s degree in Business and General Management from Purdue University’s Krannert School of Management as well as her Master’s degree in Business Administration and in Human Resources from Purdue University’s Krannert Graduate School of Management. Ms. Cheraso holds an OD Certification from the NTL Institute, is a Certified Professional Coach and SPHR certified.

Lucas Creasy has been our Vice President of Engineering since January 2019, and as of July 2020, Mr. Creasy has been our Chief Technology Officer. Mr. Creasy has over 16 years of product design, development & engineering experience. Prior to joining the Company, Mr. Creasy worked as Vice President of Engineering of Local Motors, Inc. from October 2017 and December 2018. From February 2016 and October 2017, Mr. Creasy held leadership positions in the program management office at Local Motors, Inc. Between 2002 and 2016, Mr. Creasy worked at The Knaphiede Manufacturing Company serving in several capacities, including engineering management, program management, and manufacturing engineering. Mr. Creasy has a Bachelor of Science degree in Manufacturing Engineering from Western Illinois University, and a Master’s degree in Business Administration from Quincy University.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Executive Compensation

We are currently considered an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. Accordingly, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures regarding executive compensation for our last completed fiscal year. Further, our reporting obligations extend only to the following “Named Executive Officers,” which are the individuals who served as principal executive officer and the next two most highly compensated executive officers at the end of the fiscal year ended December 31, 2020 (the “2020 Fiscal Year”).

Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our Named Executive Officers for the 2020 Fiscal Year and the fiscal year ended December 31, 2019 (the “2019 Fiscal Year”).

Name and Principal Position	Year	Salary ($)	Option Awards ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Jim Fusaro (Chief Executive Officer)	2019	$480,000	$2,248,421	—	$750,000	$25,925	$3,504,346
	2020	$519,583	$424,000	$1,340,328	$812,500	$11,400	$3,107,811
Jeffrey Krantz (Chief Commercial Officer)	2019	$350,000	$730,737	—	$220,000	$8,400	$1,309,137
	2020	$362,969	$213,506	$522,720	$250,000	$11,400	$1,360,594
Charlotte MacVane (General Counsel & Chief Legal Officer) (1)	2020	$294,250	$213,506	$566,280	$170,000	$11,400	$1,255,436

(1)	Ms. MacVane became a named executive officer in the 2020 Fiscal Year.
(2)

Amounts reported in the “Option Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of Class B Common Units granted to Messrs. Fusaro and Krantz during the 2020 and 2019 Fiscal Years, and Ms. MacVane during the 2020 Fiscal Year. The Class B Common Units represent membership interests in Parent that are intended to constitute profits interests for federal income tax purposes. Despite the fact that the Class B Common Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature.” Please see Note 14 “Equity-Based Compensation” in our consolidated financial statements for the year ending December 31, 2020, included in our Annual Report, for additional details.

(3)

Amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value, computed in accordance with FASB 718, of restricted stock units granted to Messrs. Fusaro and Krantz and Ms. MacVane during the 2020 Fiscal Year. Please see Note 14 “Equity-Based Compensation” in our consolidated financial statements for the year ending December 31, 2020, included in our Annual Report, for additional details regarding assumptions underlying the value of these awards.

(4)

Amounts in this column reflect bonuses paid to Messrs. Fusaro and Krantz with respect to the 2020 and 2019 Fiscal Years, and Ms. MacVane with respect to the 2020 Fiscal Year. For the 2020 Fiscal Year, 80% of the amount reflected in this column was paid in cash on March 12, 2021 and 20% of the amount reflected in this column was paid in the form of restricted stock unit awards granted on March 12, 2021 that vest ratably over three years. Please see the section entitled “—Narrative Disclosure to Summary Compensation Table—Employment Offer Letters” below for additional details.

(5)

Amounts in this column reflect (i) in the case of Mr. Fusaro, $17,526 in commuting expenses during the 2019 Fiscal Year and 401(k) plan matching contributions made on his behalf during the 2020 and 2019 Fiscal Years and 401(k) plan matching contributions made on his behalf during the 2020 Fiscal Year, (ii) in the case of Mr. Krantz, 401(k) plan matching contributions made on his behalf during the 2020 and 2019 Fiscal Years and (iii) in the case of Ms. MacVane, 401(k) plan matching contributions made on her behalf during the 2020 Fiscal Year. See below under “—Additional Narrative Disclosure—Retirement Benefits” for additional information regarding 401(k) plan contributions.

Narrative Disclosure to Summary Compensation Table

Employment Offer Letters

We have offer letters, as amended, with each of our Named Executive Officers that provide for each executive’s annual base salary, target bonus opportunity, an initial grant of Class B Common Units in Parent, paid vacation, reimbursement of reasonable business expenses and eligibility to participate in our benefit plans generally.

Messrs. Fusaro’s and Krantz’s and Ms. MacVane’s annual base salaries for the 2020 Fiscal Year (prior to our IPO) and 2019 Fiscal Year were $480,000, $350,000 and $280,000, respectively, and their target annual bonuses were 100%, 40% and 40%, respectively, of their base salary. Following the completion of our IPO, Messrs. Fusaro’s and Krantz’s and Ms. MacVane’s annual base salaries became $650,000, $400,000 and $340,000, respectively, and Mr. Krantz’s and Ms. MacVane’s target bonus increased to 50% of their base salary. For the 2020 Fiscal Year, bonuses were paid out at 125% of the target annual bonus amount and Messrs. Fusaro and Krantz and Ms. MacVane received bonus payments of $812,500, $250,000 and $170,000, respectively, with 80% such amounts paid in cash on March 12, 2021 and 20% of such amounts paid in the form of restricted stock unit awards granted on March 12, 2021 that vest ratably over three years. For the 2019 Fiscal Year, bonuses were paid out at 125% of the target annual bonus amount and Messrs. Fusaro and Krantz and Ms. MacVane received bonus payments of $600,000, $175,000 and $140,000, respectively. These bonus levels for the 2020 and 2019 Fiscal Years were determined based on the Company’s EBITDA and working capital performance, as well as the board of directors’ assessment of the level of achievement of each Named Executive Officer’s personal management objectives. We are currently in the process of further refining our annual bonus program with payments to be determined based on the achievement of specific pre-established performance measures. In addition, our board of directors approved one-time bonuses based on the Company’s achievement of record levels of sales and volume deliveries. In recognition of this achievement, Messrs. Fusaro and Krantz and Ms. MacVane received bonuses of $150,000, $45,000 and $70,000, respectively.

The offer letters provide for certain severance benefits upon a resignation by the applicable executive for “good reason” or upon a termination by the Company without “cause.” Please see the section entitled “—Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control” below for more details regarding the severance benefits provided to our Named Executive Officers under the offer letters.

Long Term Incentive Compensation

We have historically offered long-term incentives to our Named Executive Officers through grants of restricted Class B Common Units in Parent. These Class B Common Unit awards are subject to time-based vesting requirements and are subject to accelerated vesting upon the occurrence of certain terminations of employment and certain change in control events. See below under “—Additional Narrative Disclosure—Potential Payments Upon a Termination or Change in Control” for additional information regarding the circumstances that could result in accelerated vesting of these awards.

In connection with our IPO, Messrs. Fusaro and Krantz and Ms. MacVane received restricted stock unit grants under the LTIP in respect of 60,924, 23,760 and 25,740 shares, respectively, of the Company’s common stock. See below under “—Actions Taken in Connection with Our IPO-Restricted Stock Unit Grants” for additional information regarding these grants.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2020.

	Option Awards (1)						Stock Awards (8)
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price (7)	Option Expiration Date (7)	Number of Share or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (9)
Jim Fusaro	11/18/19	3,864,474	1,756,579	(2)	N/A	N/A
	5/19/20	200,000	600,000	(3)	N/A	N/A
	10/19/20						60,924	$2,628,261
Jeffrey Krantz	11/18/19	1,826,843	—		N/A	N/A
	5/19/20	100,710	302,131	(4)	N/A	N/A
	10/19/20						23,760	$1,025,006
Charlotte MacVane	11/18/19	1,598,488	228,355	(5)	N/A	N/A
	5/19/20	100,710	302,131	(6)	N/A	N/A
	10/19/20						25,740	$1,110,424

(1)

The equity awards disclosed in this table are restricted Class B Common Units in Parent, which are intended to be profits interests for federal income tax purposes. Despite the fact that the Class B Common Units do not require the payment of an exercise price or have an option expiration date, we believe they are economically similar to stock options and, as such, they are reported in this table as “Option” awards. Awards reflected as “Unexercisable” are Class B Common Units that have not yet vested. Awards reflected as “Exercisable” are Class B Common Units that have vested but remain outstanding. The Class B Common Units are subject to time-based vesting conditions. A certain percentage of each award was vested upon the applicable grant date and 6.25% of the award vests on the last day of each calendar quarter following the grant date until 100% vested, subject to the Named Executive Officer’s continued employment through the applicable vesting date. The treatment of these awards upon certain terminations of employment and change in control events is described below under “—Additional Narrative Disclosure—Potential Payments Upon Termination or Change in Control.”

(2)

351,316 of these Class B Common Units will vest on each of March 31, 2021, June 30, 2021, September 30, 2021, December 31, 2021 and March 31, 2022, so long as Mr. Fusaro remains employed through such dates.

(3)

50,000 of these Class B Common Units will vest on each of March 31, 2021, June 30, 2021, September 30, 2021, December 31, 2021, March 31, 2022, June 30, 2022, September 30, 2022, December 31, 2022, March 31, 2023, June 30, 2023, September 30, 2023 and December 31, 2023, so long as Mr. Fusaro remains employed through such dates.

(4)

25,178 of these Class B Common Units will vest on each of March 31, 2021, June 30, 2021, September 30, 2021, December 31, 2021, March 31, 2022, June 30, 2022, September 30, 2022, December 31, 2022, March 31, 2023, June 30, 2023, September 30, 2023 and December 31, 2023, so long as Mr. Krantz remains employed through such dates.

(5)	114,178 of these Class B Common Units will vest on each of March 31, 2021 and June 30, 2021, so long as Ms. MacVane remains employed through such dates.
(6)

25,178 of these Class B Common Units will vest on each of March 31, 2021, June 30, 2021, September 30, 2021, December 31, 2021, March 31, 2022, June 30, 2022, September 30, 2022, December 31, 2022, March 31, 2023, June 30, 2023, September 30, 2023 and December 31, 2023, so long as Ms. MacVane remains employed through such dates.

(7)	These equity awards are not traditional options, and therefore, there is no exercise price or option expiration date associated with them.
(8)

The equity awards disclosed in this table are restricted stock units with respect to shares of the Company’s common stock, one-third of which will vest on each of October 19, 2021, 2022 and 2023, subject to the holder’s continued employment through the applicable vesting date. In the event of a termination of employment by the Company without “cause” or resignation for “good reason,” the restricted stock units that would have become vested on the next vesting date will become fully vested, unless such termination occurs within two years following a change in control, in which case, the restricted stock units will become fully vested.

(9)

The amounts reflected in this column represent the market value of the Company’s common stock underlying the restricted stock units reported in the preceding column, computed based on the closing trading price of the Company’s common stock on December 31, 2020, which was $43.14.

Additional Narrative Disclosure

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. We currently make available a retirement plan intended to provide benefits under Section 401(k) of the Code, pursuant to which employees, including the Named Executive Officers, can make voluntary pre-tax contributions. Prior to 2020, we matched 100% of elective deferrals up to 3% of compensation. We currently match 50% of elective deferrals up to 3% of compensation, plus 50% of elective deferrals over 3% of compensation but that do not exceed 5% of compensation. These matching contributions made (i) prior to 2020, vests ratably over a five-year period and (ii) in 2020, vest 100% on the second anniversary of the commencement of the participant’s employment. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted for changes in the cost of living.

Potential Payments Upon Termination or Change in Control

A Named Executive Officer’s outstanding, unvested Class B Common Units in Parent will become 100% vested upon a “sale of the company,” which is generally the sale of Parent (or any subsidiary of Parent that holds substantially all of the assets of Parent) pursuant to which an independent third party or parties acquire (i) equity securities of Parent (or its applicable subsidiary) possessing the voting power to elect a majority of the board of directors of Parent (or its applicable subsidiary) or (ii) all or substantially all of Parent’s (or its applicable subsidiary’s) assets.

Our Named Executive Officers’ offer letters provide that upon a termination by us for any reason other than for “cause” or upon a resignation by such executive for “good reason,” each as defined therein, subject to the execution and delivery of a fully effective release of claims in favor of the Company and continued compliance with applicable restrictive covenants, Mr. Fusaro will receive salary continuation payments for six months (15 months if such termination occurs within six months following the acquisition of a majority ownership interest in the Company by an entity or entities not under common control of its current owners) and Mr. Krantz and Ms. MacVane will receive a lump sum payment of equal to nine months of base salary. The offer letters also contain certain restrictive covenants, including provisions that create restrictions, with certain limitations, on our Named Executive Officers soliciting any customers, soliciting or hiring Company employees or inducing them to terminate their employment, or disparaging the Company, in each case, during the term of the executive’s employment with the Company and for the one-year period following termination of employment.

Mr. Fusaro’s offer letter generally provides that “cause” means one or more of the following with respect to the executive: (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud, (ii) reporting to work under the influence of alcohol or under the influence or in the possession of illegal drugs, (iii) substantial and repeated failure to perform duties, breach of fiduciary duty, gross negligence or willful misconduct, (v) a willful and material failure to observe policies or standards regarding employment practices (including nondiscrimination and sexual harassment policies) or (vi) any breach by Mr. Fusaro of any non-competition, non-solicitation, no-hire or confidentiality covenant between Mr. Fusaro and the Company or any Company affiliate or any material breach by Mr. Fusaro of any other provision of his offer letter, or any other agreement between Mr. Fusaro and the Company or any Company affiliate. Mr. Fusaro’s offer letter generally provides that “good reason” means the following with respect to him: (i) a reduction without his consent in his Salary below the Salary in effect as of the date hereof, (ii) a relocation of his principal place of employment, without his consent, to a location more than fifty (50) miles from his then-current principal place of employment (it being understood and agreed, for the avoidance of doubt, that the relocation contemplated by Section 6 shall not constitute Good Reason), or (iii) a change in position or title without his consent; provided that, in any case, upon written notice from the executive of the existence of any such occurrence, the Company will have 30 days to cure such occurrence.

Mr. Krantz’s and Ms. MacVane’s offer letters generally provide that “cause” means one or more of the following with respect to the executive: the commission of a felony or other crime involving moral turpitude or of any other act or omission involving dishonesty or fraud, (ii) reporting to work under the influence of alcohol or under the influence or in the possession of illegal drugs, (iii) substantial and repeated failure to perform duties after notice of such failure and, if curable, an opportunity to permanently cure such failure within 30 days of such notice, (iv) breach of fiduciary duty, gross negligence or willful misconduct, (v) a willful and material failure to observe policies or standards regarding employment practices (including nondiscrimination and sexual harassment policies) after notice of such failure and, if curable, an opportunity to permanently cure such failure within 30 days of such notice or (vi) any breach by the executive of any non-competition, non-solicitation, no-hire or confidentiality covenant between the executive and the Company or any Company affiliate or any material breach by the executive of any other provision of the executive’s offer letter or any other agreement between the executive and the Company or any Company affiliate, after notice of such breach and, if curable, an opportunity to permanently cure such breach within 30 days of such notice. Mr. Krantz’s and Ms. MacVane’s offer letters generally provide that “good reason” means the following with respect to the executive: (i) a material reduction in his Salary without his consent, or (ii) a relocation of his principal place of employment, without his consent, to a location more than 50 miles from his then-current principal place of employment; provided that, in any case, upon written notice from the executive of the existence of any such occurrence, the Company will have 30 days to cure such occurrence.

Actions Taken in Connection with Our IPO

Class B Common Units in Parent

In connection with our IPO, we amended the Class B Common Unit award agreement for each of our Named Executive Officers to provide that each Named Executive Officer’s Class B Common Units in Parent will become fully vested upon the termination of their employment by the Company without cause or by the Named Executive Officer for good reason.

Restricted Stock Unit Grants

In connection with the reinvestment by our Chairman, our Named Executive Officers and certain other employees described in “Certain Relationships and Related Party Transactions—Parent LLC Agreement,” we granted our Chairman, Named Executive Officers and these employees restricted stock units under the LTIP with respect to an aggregate of 175,834 shares of the Company’s common stock. These restricted stock unit awards vest ratably over three years, subject to the recipient’s continued employment or service.

Long-Term Incentive Plan

In order to incentivize our employees following the completion of our IPO, our board of directors adopted a long-term incentive plan (the “LTIP”), for employees, consultants and directors prior to the completion of our IPO. Our Named Executive Officers are eligible to participate in the LTIP, which became effective upon the consummation of our IPO. The LTIP provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of service providers, including our Named Executive Officers, with those of our shareholders.

Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the LTIP, a total of 5% of the shares of common stock outstanding at the closing of our IPO (on a fully diluted basis) were initially reserved for issuance pursuant to awards under the LTIP. The total number of shares reserved for issuance under the LTIP will be increased on January 1 of each of the first 10 calendar years during the term of the LTIP, by the lesser of (i) 5% of the total number of shares of common stock outstanding on each December 31 immediately prior to the date of increase or (ii) such number of shares of the Company’s common stock determined by our board of directors or compensation committee.

Director Compensation

The following table summarizes the compensation awarded or paid to the members of our Board of Directors for the fiscal year ended December 31, 2020. Mr. Fusaro, as an employee-director, received no additional compensation for service as a director, and, consequently, is not included in this table. The compensation received by Mr. Fusaro as an employee during 2020 is included in the “Summary Compensation Table” above.

Name	Fees Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Troy Alstead	$18,016	$100,000	$118,016
Orlando D. Ashford	$18,546	$100,000	$118,546
Frank Cannova	$14,837	—	$14,837
Ron Corio	$13,777	—	$13,777
Brad Forth	$37,622	$446,776	$484,776
Peter Jonna	$13,777	—	$13,777
Jason Lee	$14,307	—	$14,307

(1)	Represents the aggregate grant date fair value of restricted stock units with respect to shares of the Company’s common stock granted in 2020, computed in accordance with FASB ASC TOPIC 718. As of

December 31, 2020, Messrs. Alstead and Ashford held 4,545 restricted stock units, one-half of which will vest on each of October 19, 2021 and 2022 and Mr. Forth held 20,308 restricted stock units, one-third of which will vest on each of October 19, 2021, 2022 and 2023.

New Director Compensation Program

After the completion of our IPO, our non-employee directors became eligible to receive compensation for their service on our board of directors consisting of annual cash retainers. Our non-employee directors will receive the following annual retainers for their service on our board of directors. The non-employee directors who are employees of Oaktree have agreed or are otherwise obligated to transfer all or a portion of the compensation they receive for their service as directors to Oaktree. The retainers are paid in four equal quarterly installments and prorated for any partial year of service on our board of directors:

Position	Retainer ($)
Non-Executive Chairman	$100,000
Board Member	60,000
Audit Committee:
Chairperson	25,000
Committee Member	10,000
Compensation Committee:
Chairperson	17,500
Committee Member	7,500
Nominating and Corporate Governance Committee:
Chairperson	10,000
Committee Member	5,000

In addition, our non-employee directors who are not also employees of us or Oaktree receive annual grants of restricted stock units with an aggregate grant date value of $120,000, subject to the terms of the LTIP and the award agreement pursuant to which such award is granted. Troy Alstead and Orlando Ashford were appointed in connection with our IPO and received a one-time grant of restricted stock units with an aggregate grant date value of $100,000, subject to the terms of the LTIP and the award agreement pursuant to which such award is granted. Mr. Forth also received a one-time grant of restricted stock units with an aggregate grant date value of $446,776. See “Executive Compensation—Actions Taken in Connection with Our IPO-Restricted Stock Unit Grants” above for additional information regarding this grant.

Our directors are reimbursed for travel, food, lodging and other expenses directly related to their activities as directors. Our directors are also entitled to the protection provided by the indemnification provisions in our bylaws that became effective upon the consummation of our IPO. Our board of directors may revise the compensation arrangements for our directors from time to time.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed the audited consolidated financial statements of Array for the year ended December 31, 2020 and has discussed these statements with management and BDO USA, LLP, or BDO, the Company’s independent registered public accounting firm. Array management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements present fairly the consolidated financial position, results of operations and cash flows of Array in conformity with U.S. generally accepted accounting principles and discusses any issues they believe should be raised with us. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee was informed that the Company’s management is responsible for maintaining effective internal controls and the audit is designed to gain an understanding of the internal controls but provides no assurance of their effectiveness. The Audit Committee was also made aware of the material weakness reported by BDO regarding proper cut-off of inventory detected as part of the audit for the year ended December 31, 2020.

The Audit Committee also received from, and discussed with, BDO the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed under the rules of the Public Company Accounting Oversight Board, or PCAOB.

BDO also provided the Audit Committee with the written disclosures and the letter required by the PCAOB regarding independence. PCAOB rules require independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with BDO their independence from Array.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Array Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Troy Alstead, Chairman

Orlando D. Ashford

Jason Lee

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to fiscal year 2020, we believe that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions to which we are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under “Executive Compensation” and “Management—New Director Compensation Program.” For the year ended December 31, 2019 and 2020, the Company recognized $0.8 million and $4.8 million, respectively, in equity-based compensation.

History of Array Technologies, Inc. and Partnership with Oaktree

Ron P. Corio founded the business of the Company in 1989. On July 8, 2016, Oaktree, through Parent, purchased a majority of the ownership of Array Tech, Inc. with Ron P. Corio and the other selling stockholders rolling over a portion of their ownership into Parent. Ron P. Corio continues to hold a significant majority of the minority shareholding of the Company. Although Ron P. Corio is no longer involved in the day-to-day operations of the Company, he is a member of the board of directors of Parent, ATI Investment Holdings, Inc., ATI Investment Sub, Inc. and Array Tech, Inc. and participates with Oaktree in the overall leadership of the Company’s business.

Parent LLC Agreement

The LLC Agreement specifies the rights and obligations of the members of Parent and the rights of the various classes of limited liability company interests therein. Limited liability company interests of Parent are currently held in the form of class AA preferred units, class A common units, class B common units and class C common units. Pursuant to the LLC Agreement, only holders of class A common units have voting rights Oaktree and Ron P. Corio are the holders of the majority of the class A common units. Additionally, pursuant to the LLC Agreement, upon the consummation of our IPO, all convertible class A preferred units converted automatically to class A common units. The holders of class AA preferred units, class A common units, class B common units and class C common units in Parent will share in any distributions related to an offering by us, in the following order (the “Waterfall”): (i) to the holders of class AA preferred units until their unreturned capital is reduced to zero, (ii) to the holders of class AA preferred units until their unpaid yield of 18% per annum is reduced to zero, (iii) to the holders of Class B common units subject to certain participation thresholds (such class B common units that exceed such thresholds (the “Participating Class B Units”), an amount equal to the Class B Distribution Amount (as described below), (iv) to the holders of class A common units until their unreturned capital is reduced to zero, (v) to the holders of class C common units, an amount equal to the sum of (a) a percentage between 0% and 1% calculated based on the linear interpolation of the internal rate of return of all investments in the convertible class A preferred units and class A common units (“Class A IRR”) when such IRR is between 8% and 12% of all distributions to holders of convertible class A preferred units and class A common units only to the extent such distributions are made when the Class A IRR is less than or equal to 12% and (b) 2% of all distributions to the holders of convertible class A preferred units and class A common units only to the extent such distributions are made when the Class A IRR is greater than 12% and (vi) the remaining amount of the distribution to be shared on a pro rata basis among the holders of the class A common units (including the convertible class A preferred units, as converted). The “Class B Distribution Amount” is equal to the (1) the product of (A) 7%, (B) the ratio of the number of Participating Class B Units over 32,789,474 and (C) an amount equal to all distributions (including tax distributions) made or contemplated to be made under the LLC Agreement in excess of $50,133,333.33 and the yield accrued on the class AA preferred units less (2) any distributions previously made to the holders of class B common units. Parent received the net proceeds of the Special Distribution from our IPO and the net proceeds from its sale of our common stock from our IPO, our December 2020 follow-on offering (the “Initial Follow-on Offering”) and our March 2021 follow-on offering (the “Second Follow-on Offering”), and the LLC Agreement will govern the rights and obligations of the members of Parent and the rights of the various classes of limited liability company interests with respect to such net proceeds. Our Chairman and our listed executive officers received net proceeds from the Special Distribution and our IPO of approximately $45 million in respect of such interests, based on the initial public offering price of $22.00 per share. Our Chairman and our listed executive officers have reinvested, through the purchase of shares of our common stock, approximately 50% (except with respect to Jeff Krantz, our Chief Commercial Officer, approximately 40%) of the after-tax value of the distributions they received in respect of their vested Class B Common Units. See “Executive Compensation—Actions Taken in Connection with Our IPO—Class B Common Units in Parent.” Based on the initial public offering price of $22.00 per share, such reinvestment resulted in our Chairman and our listed executive officers purchasing approximately 527,506 shares of our common stock.

Following the Second Follow-on Offering, our Chairman and our listed executive officers will receive net proceeds of approximately $43 million in respect of their interests in Parent, based upon the public offering price of $28.00 per share.

Under the LLC Agreement, each member is required to vote its, his or her units in favor of a board of managers of Parent (the “Board of Managers”) consisting of (i) at least three representatives that Oaktree designates (the “Sponsor Managers”), (ii) so long as the Corio Group (as defined below) holds collectively not less than 10% of the aggregate outstanding convertible class A preferred units and class A common units, one representative that the Corio Group designates, and (iii) three additional representatives with significant experience in the solar industry, two of which shall be designated by the Board of Managers, and one of which shall be designated by the Corio Group and approved by Oaktree (each, an “Additional Manager”); provided, that no Additional Manager shall be an affiliate of Oaktree or the Corio Group. Additionally, Oaktree is entitled to designate one individual to act as an observer on the Board of Managers in addition to the Sponsor Managers. The “Corio Group” consists of Ron P. Corio, a non-employee member of our board of directors, his permitted transferees and family.

Additionally, under the LLC Agreement, if Oaktree sells its convertible class A preferred units or class A common units to a third party (disregarding sales transfers to employees of Parent, any member of Parent or their respective affiliates and certain other exceptions), the holders of the convertible class A preferred units or class A common units will have the option, but will not be required (except in the case of a change of control transaction of Parent), to participate in the sale and sell alongside Oaktree on a pro rata basis.

Ron P. Corio and Oaktree also each have special consent rights related to certain Parent actions. So long as the Corio Group holds collectively holds not less than ten percent (10%) of the aggregate outstanding (i) convertible class A preferred units (on an as converted basis) and (ii) class A common units, Parent will need the Corio Group’s prior consent to issue class B common units over 7% of the sum of the class A common units, class B common units and convertible class A preferred units (on an as converted basis) outstanding, pay salary or issue equity to Brad Forth other than class C common units, change the total managers of the Board of Managers, make any material changes to Parent’s or any of its subsidiary’s line of business or enter into a transaction with Oaktree or its affiliate. Parent will need the prior written consent of Oaktree to enter into any arrangements with the Corio Group except for customary and reasonable employment agreements.

Tax Receivable Agreement

Concurrent with the acquisition of the Patent LLC, Array Tech, Inc. (f/k/a Array Technologies, Inc.) entered into the Tax Receivable Agreement (the “Tax Receivable Agreement”) with Ron P. Corio, our indirect stockholder. The Tax Receivable Agreement requires that Array Tech, Inc. (f/k/a Array Technologies, Inc.) pay Ron P. Corio for a portion of certain federal, state, local and non-U.S. tax benefits that we actually realize (or are deemed to realize in certain circumstances) in taxable periods following the acquisition of the Patent LLC. The Tax Receivable Agreement is accounted for as contingent consideration and subsequent changes in fair value of the contingent liability are recognized in general and administrative in the Company’s consolidated statement of operations. The Tax Receivable Agreement is valued based on the future expected payments under the agreement. At December 31, 2020, the fair value of the Tax Receivable Agreement was $19.7 million.

Estimating the amount of payments that may be made under the Tax Receivable Agreement is by nature imprecise. The significant fair value inputs used to estimate the future expected Tax Receivable Agreement payments to Ron P. Corio include the timing of tax payments, a discount rate, book income projections, timing of expected adjustments to calculate taxable income and the projected rate of use for attributes defined in the Tax Receivable Agreement.

Payments made under the Tax Receivable Agreement consider our tax positions and are generally due within 125 days following the filing of our U.S. federal and state income tax returns under procedures described in the Tax Receivable Agreement. The current portion of the Tax Receivable Agreement liability is based on tax returns. The Tax Receivable Agreement will continue until all tax benefit payments have been made or the Company elects early termination under the terms described in the Tax Receivable Agreement (or the Tax Receivable Agreement is otherwise terminated pursuant to its terms).

As of December 31, 2020, the undiscounted future expected payments through December 31, under the Tax Receivable Agreement are as follows (in thousands):

For the Year Ending December 31,
2021	$9,113
2022	1,748
2023	1,748
2024	1,748
2025	1,749
Thereafter	9,186

$25,292

The foregoing amounts are estimates and the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the Tax Receivable Agreement payments as compared to the foregoing estimates. Moreover, there may be a negative impact on our liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual tax benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

In addition, although we are not aware of any issue that would cause the Internal Revenue Service (or other relevant tax authorities) to challenge potential tax basis increases or other tax benefits covered by the Tax Receivable Agreement, Ron P. Corio is not obligated to reimburse us for any payments previously made under the Tax Receivable Agreement if any tax benefits that have given rise to payments under the Tax Receivable Agreement are subsequently disallowed, though we may net such excess payments against payments that would otherwise be made to Ron P. Corio under the Tax Receivable Agreement. Moreover, if we elect to terminate the Tax Receivable Agreement early, it is terminated early due to our breach of a material obligation thereunder, or another acceleration event under the Tax Receivable Agreement occurs, our obligations under the Tax Receivable Agreement would accelerate, and we would be required to make a lump-sum payment in advance of our realizing the associated tax benefits.

Earn-Out Obligations

Under the Earn-Out Agreement, the Company was required to pay the former stockholders of Array Tech, Inc., including Ron P. Corio, an indirect stockholder, future contingent consideration consisting of earn-out payments in the form of cash upon the occurrence of certain events, including the consummation of our IPO and the Initial Follow-on Offering; the sale, transfer, assignment, pledge, encumbrance, distribution or disposition of shares of Parent held by Oaktree Power and Oaktree Investors to a third party; the sale of equity securities or assets of Parent, ATI Investment Sub, Inc. or Array Technologies, Inc. to a third-party; or a merger, consolidation, recapitalization or reorganization of Parent, ATI Investment Sub, Inc. or the Company. The IPO, Special Distribution and Initial Follow-on Offering required the Company to make cash payments of $9.1 million in October 2020 and $15.9 million in December 2020. As a result of these payments, our earn-out liability has been paid in full.

Senior Secured Promissory Note

On August 22, 2018, High Desert Finance LLC, our wholly owned subsidiary, issued a $38.6 million Senior Secured Promissory Note (such Note, the “Senior Secured Promissory Note”) in favor of Ron P. Corio, our indirect stockholder, that was secured by the outstanding common stock of ATI Investment Holdings, Inc. The maturity due date of the Senior Secured Promissory Note was originally February 22, 2020 but was subsequently amended to extend the due date to September 22, 2020.

The Company paid the remaining outstanding balance and accrued interest on July 31, 2020 to settle the obligation with respect to the Senior Secured Promissory Note. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Obligations” in our Annual Report.

Consent Fees

The Company incurred $2.2 million in consent fees with the former majority shareholder of Array to allow a carryback of post-acquisition net operating losses to pre-acquisition periods under the CARES Act.

Letter of Credit Fees

For the year ended December 31, 2019 and 2020, the Company paid Oaktree, a significant shareholder of Parent, $0.8 million and $0.3 million, respectively, for full reimbursement of expenses relating to letter of credit fees under our Senior ABL Facility. No additional interest or fees were paid to Oaktree in connection with its payment of such expenses. For a description of the Senior ABL Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Obligations” in our Annual Report.

Consulting Services

During January 2019, we paid Brad Forth, a member of the board of directors who had previously served as our chief executive officer, $0.2 million for consulting work in support of the chief executive officer transition.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement, or the Registration Rights Agreement, with Oaktree, the Corio Group and certain members of our management. Subject to certain conditions, the Registration Rights Agreement provides Oaktree and the Corio Group with “long-form” demand registrations and “short-form” demand registration rights, as well as shelf registration rights. The Registration Rights Agreement also provides Oaktree, the Corio Group and certain members of our management with customary “piggyback” registration rights. The Registration Rights Agreement contains provisions that require the parties thereto to coordinate with one another with respect to sales of our common stock and will contain certain limitations on the ability of the members of our management party to the Registration Rights Agreement to offer, sell or otherwise dispose of shares of our common stock. The Registration Rights Agreement also provides that we will pay certain expenses of these holders relating to such registrations and indemnify them against certain liabilities which may arise under the Securities Act. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Registration Rights Agreement, a copy of which has been filed as an exhibit to our Annual Report.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provide that we shall indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). For further information, see the section entitled “Description of Capital Stock—Indemnification and Limitations on Directors’ Liability” in our Annual Report. We intend to enter into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Review, Approval or Ratification of Transactions with Related Persons

The audit committee of our board of directors has primary responsibility for reviewing and approving transactions with related parties. Our audit committee charter provides that the audit committee shall review and approve in advance any related party transactions.

We have adopted a formal written policy providing that our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our voting stock, any member of the immediate family of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest, is not permitted to enter into a related party transaction with us without the consent of our audit committee, subject to the exceptions described below. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Our audit committee is expected to determine that certain transactions will not require audit committee approval, including certain employment arrangements of executive officers, director compensation, transactions with another company at which a related party’s only relationship is as a non-executive employee or beneficial owner of less than 5% of that company’s shares, transactions where a related party’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and transactions available to all employees generally.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s certificate of incorporation and bylaws, the Board of Directors is divided into three classes of approximately equal size.

The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Troy Alstead and Orlando D. Ashford are the Class I directors whose terms expire at the Company’s 2021 Annual Meeting of stockholders. Each of Mr. Alstead and Mr. Ashford has been nominated for and has agreed to stand for re-election to the Board of Directors to serve as a Class I director of the Company for three years and until their successors are duly elected and qualified or until their earlier death, resignation or removal.

Our bylaws provide that director nominees receiving a plurality of the votes cast by holders of shares of common stock present in person (including virtually) or represented by proxy at the meeting and entitled to vote on the election of directors will be elected. Stockholders have the option to vote “FOR” each of the nominees, or “WITHHOLD” their vote from each of the nominees or “WITHHOLD” their vote from any one of the nominees. Abstentions, withheld votes and broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election. Stockholders may not vote, or submit a proxy, for a greater number of nominees than named above.

It is intended that, unless you give contrary instructions, shares represented by proxies will be voted for the election of the two nominees listed above as director nominees. Array has no reason to believe that any nominee will be unable to serve. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of Array, principal occupation and other biographical material is shown earlier in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR ALL” OF THE AFOREMENTIONED NOMINEES FOR CLASS I DIRECTOR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

(PROPOSAL 1 ON YOUR PROXY CARD)

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s selection of BDO USA, LLP or BDO, as our independent registered public accounting firm for the fiscal year ending December 31, 2021. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of BDO, and BDO has served as our independent registered public accounting firm since 2016.

The affirmative vote of a majority of the votes cast by holders of shares of common stock who are present in person (including virtually) or represented by proxy and entitled to vote thereon is required (on a non-binding advisory basis) to ratify the appointment of BDO. Abstentions will have no effect on the results of this vote.

The Audit Committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of BDO to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders. To assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent external audit firm. In addition, in conjunction with the mandated rotation of BDO’s lead engagement partner, the Audit Committee is directly involved with the selection of BDO’s new lead engagement partner. The Audit Committee believes that the continued retention of BDO to serve as our independent external auditor is in the best interests of the Company and our stockholders.

We expect that a representative of BDO will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed by BDO, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee is responsible for the audit fee negotiations associated with our retention of BDO.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent registered public accounting firm. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2020 and 2019 for each of the following categories of services are as follows (in thousands):

Fee Category	2020	2019
Audit Fees	$2,521,919	$1,529,139
Audit-Related Fees	$0	$0
Tax Fees	$12,164	$0
All Other Fees	$0	$0

Total Fees	$2,534,083	$1,529,139

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and consultations on accounting matters directly related to the audit. Also includes fees of $1,086,545 for professional services rendered in connection with our Form S-1 and amendments thereto related to our initial public offering of common stock completed in October 2020 and our secondary offering of common stock completed in December 2020.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.”

Tax Fees. Consist of aggregate fees for tax compliance, tax advice, tax planning and related matters.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

(PROPOSAL 2 ON YOUR PROXY CARD)

GENERAL MATTERS

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics for our directors, officers and employees, including our Chief Executive Officer and President and our Chief Financial Officer. A copy of our Code of Business Conduct and Ethics may be accessed free of charge by visiting our website at www.arraytechinc.com and going to the “Corporate Governance” tab under the “Investors” section, or by requesting a copy in writing from our Secretary at our Albuquerque, New Mexico office. We intend to post on our website any amendment to, or waiver under, a provision of the Code of Business Conduct and Ethics that applies to our directors and certain of our executive officers within four business days following the date of such amendment or waiver.

A copy of the Corporate Governance Guidelines may also be accessed free of charge by visiting the website at www.arraytechinc.com and going to the “Corporate Governance” tab under the “Investors” section, or by requesting a copy in writing from our Secretary at our Albuquerque, New Mexico office.

Availability of Certain Documents

A copy of our 2020 Annual Report on Form 10-K has been posted on the Internet along with this proxy statement. Upon written request, we will mail, without charge, a copy of our 2020 Annual Report on Form 10-K excluding exhibits. Please send a written request to our Corporate Secretary at:

Array Technologies, Inc.

3901 Midway Place NE

Albuquerque, NM 87109

Phone: (505) 881-7567

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice of Proxy Materials or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices of Proxy Materials, annual reports, proxy statements and information statements.

We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the Notice of Proxy Materials or proxy materials was delivered. You may make a written or oral request by sending a notification to our Secretary at the address or telephone number above, providing your name, your shared address, and the address to which we should direct the additional copy of the Notice of Proxy Materials or proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, stockholder proposals must have been received by our Secretary at our principal executive offices no later than the close of business on December 24, 2021, which is 120 days prior to the date that is one year from this year’s mailing date of April 26, 2021.

Requirements for Stockholder Proposals or Director Nominations to be Brought Before an Annual Meeting. Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at Array Technologies, Inc., 3901 Midway Place NE, Albuquerque, NM 87109. The nominating and corporate governance committee does not have a written policy regarding stockholder nominations but has determined that it is the practice of the committee to consider candidates proposed by stockholders if made in accordance with our bylaws. To be timely for the 2022 annual meeting, although not included in the proxy statement, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the meeting. Assuming the date of our 2021 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2022 annual meeting must notify us no earlier than February 7, 2022 and no later than March 9, 2022. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2022 annual meeting.

Contacting the Board of Directors

Stockholders wishing to communicate with the Board of Directors may do so by writing to the Board or to the non-employee members of the Board as a group, at:

Array Technologies, Inc.

3901 Midway Place NE

Albuquerque, NM 87109

Attention: Secretary

The communication must prominently display the legend “BOARD COMMUNICATION” in order to indicate to the Secretary that it is a communication for the Board. Upon receiving such a communication, the Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. Certain items that are unrelated to the Board’s duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. The Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.

Other Matters

As of the date of this proxy statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

How to Access the Annual Meeting

The Annual Meeting will be held in a virtual meeting format at www.meetingcenter.io/212046685. The password for the meeting, if requested, is ARRY2021.

To participate in the meeting, you will need the 15-digit control number included in your Notice of Proxy Materials or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 10:00 a.m. Pacific Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:30 a.m. Pacific Daylight Time, and you should allow ample time for the check-in procedures.

By Order of the Board of Directors

/s/ Jim Fusaro

Jim Fusaro Chief Executive Officer, Director April 26, 2021

Array Technologies Inc Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2021 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2. 1. Elect the two persons named in this proxy statement as directors for terms of three years: 01—Troy Alstead 02—Orlando D. Ashford Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees For All EXCEPT—To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. Ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for 2021. For Against Abstain Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Array Technologies, Inc. Notice of 2021 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — June 7, 2021 Brad Forth, Jim Fusaro and Nipul Patel, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Array Technologies, Inc. to be held on June 7, 2021 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the two nominees listed in this proxy statement and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)